Exhibit 23.2

The Board of Directors

My Size Inc.:

We consent to the use of our report dated April 14, 2017, with respect to the consolidated balance sheets of My Size Inc. as of December 31, 2016, and the related consolidated statements of comprehensive loss, consolidated statements of shareholders’ equity (deficiency) and consolidated statements of cash flows for the year ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KMPG International

Tel Aviv, Israel

April 19, 2017